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                                                                  Exhibit (a)(5)

                            KEMPER EUROPE FUND, INC.
                              ARTICLES OF AMENDMENT


                  Kemper Europe Fund, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the Maryland Corporation Law, hereby certifies to the Maryland State Department of Assessments and Taxation that:

                  FIRST: Article SECOND of the Charter of the Corporation is amended to read as follows:

                  "SECOND: The name of the Corporation is Kemper New Europe Fund, Inc. (the "Corporation")."

                  SECOND: The above amendment to the Charter was unanimously approved by the Board of Directors. The amendment is limited to a change expressly permitted by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders and the Corporation is registered as an open-end company under the Investment Company Act of 1940, as amended.

                  IN WITNESS WHEREOF, the undersigned officers of the Corporation have executed these Articles of Amendment on behalf of the Corporation and do hereby acknowledge that these Articles of Amendment are the act and deed of the Corporation and that, to the best of their knowledge, information and belief, the matters and facts contained herein with respect to authorization and approval are true in all material respects, under penalties of perjury.



DATE: September 3, 1999                   ______________________________________
                                          Bruce H. Goldfarb
                                          Vice President and Assistant Secretary


ATTEST:

________________________________________
     John Millette
     Secretary